Exhibit 10.1

Outside Director Compensation

Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $30,000.  Committee chairpersons receive an additional $7,500 retainer fee. Non-employee directors also receive $1,500 for each full Board of Directors meeting attended in person ($750 if the director participates via teleconference) and $1,000 for each committee meeting attended in person ($500 via teleconference).  Stock options are granted to non-employee directors from time to time.  These grants are typically made at the time the director joins the Board or is re-elected by the shareholders to serve a three year term.  Ten-year options to purchase 7,500 shares of the Company’s common stock were granted to each of the directors that were re-elected to the Board in fiscal 2005.  Directors are also reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings or educational seminars approved in advance by the Governance and Nominating Committee.